Exhibit 99.1
For Action Performance:

David Riddiford
Chief Financial Officer
(602) 337-3999
FOR IMMEDIATE RELEASE
ACTION PERFORMANCE SHAREHOLDERS APPROVE ACQUISITION OF THE COMPANY
     TEMPE, AZ. – December 1, 2005 — Action Performance Companies, Inc. (NYSE: ATN) (“Action”) today announced that, at a special meeting of the shareholders of Action held today, the Action shareholders voted to approve the Agreement and Plan of Merger, dated as of August 29, 2005 (the “Agreement”), by and among International Speedway Corporation, Speedway Motorsports, Inc., SMISC, LLC, Motorsports Authentics, Inc. and Action. It is anticipated that the merger will be completed on or about Friday, December 9, 2005, subject to the satisfaction of closing conditions. Approximately 14.6 million shares, or 78% of the total number of shares of common stock outstanding and 99.4% of shares casting a vote, voted to approve the Agreement.
About ISC
     International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.
     The Company also owns and operates MRN Radio, a leading independent sports radio network; DAYTONA USA, the “Ultimate Motorsports Attraction” and official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”
     About SMI

     Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network, which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company’s Website at www.speedwaymotorsports.com.
About Action
     Action Performance Companies, Inc. (NYSE:ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other sports-inspired memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers and select online retailers. For more information about Action Performance and its many subsidiaries, please visit the company’s corporate Web site at www.action-performance.com.
     This press release contains forward-looking statements regarding the parties to the transactions described in this release, including statements regarding Action Performance’s proposed transaction with ISC, SMI and their related entities. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in the parties’ filings with the Securities and Exchange Commission. In addition, the statements regarding the consummation of the transaction discussed in this release are subject to risks that the conditions to the transaction will not be satisfied, and that the definitive agreement will be terminated prior to closing. Although Action Performance believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Action Performance disclaims any duty to publicly update or revise any forward-looking statements regarding the matters discussed in this release, whether as a result of new information, future events or otherwise.